EXHIBIT  10.12

Summary of Benjamin A. Pardo 2012 Compensation

The Knoll, Inc. compensation committee approved an annual base salary of $265,000 for Benjamin A. Pardo, with a bonus target of $250,000.  Mr. Pardo is also entitled to participate in the benefit plans provided by Knoll that are generally available to Knoll employees.